10f-3 REPORT

Smith Barney Investment Trust
Smith Barney Mid Cap Core Fund


December 1, 2002 to May 31, 2003


Issuer:  Willis Group Holding LTD
Trade Date:  4/30/2003
Selling Dealer: CS First Boston, Neuberger Berman, UBS, Sandler
                       O'Neill & Partners
Amount:   133,400.00
Price:  31.00
% Received by Fund: 0.62%
% of Issue (1): 2.43% A

(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.
A - Includes purchases by other affiliated mutual funds and discretionary accounts in the amount of 390,600.00.


10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
Banc of America Securities LLC
Credit Suisse First Boston Corp
JP Morgan Securities

Co-Managers (s):
Citigroup
Merrill Lynch & Co
Morgan Stanley
UBS

Co-Lead Manager(s):
Cochran Caronia & Co
Dowling & Partners Securities LLC
Fox-Pitt Kelton Inc
Janney Montgomery Scott
Keefe Bruyette & Woods
Neuberger Berman LLC
Sandler O'Neill & Partners